EXHIBIT 14(b)

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated November 15, 2002 relating to the financial statements and financial highlights which appear in the September 30, 2002 Annual Report to Shareholders of The Catholic Equity Fund (a series of The Catholic Funds, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the headings "Other Service Providers to the Funds - Catholic Equity Fund," "Miscellaneous - Auditors" and "Experts" in such Registration Statement.

PRICEWATERHOUSECOOPERS LLP

Milwaukee, Wisconsin
March 20, 2003